Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

GERMANTOWN, MD, May 9, 2023 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended March 31, 2023.

Recent Highlights & Accomplishments:

●	Generated revenue of $4.1 million in the first quarter of 2023.
●	Ascensia Diabetes Care, Senseonics’ global commercial partner, is expanding their U.S. salesforce to a planned nearly 50 professionals, compared to an average of approximately 20 during 2022.
●	Initiated the enrollment of a pediatric cohort in the ENHANCE trial evaluating the 365-day sensor configuration.
●	Strengthened the balance sheet through financings from PHC Holdings, which included PHC Holdings’ exchange of its $35 million senior secured convertible notes for equity and an additional $15 million equity investment.

“In the first quarter, we made progress in our initiatives to support global patient and provider adoption of Eversense,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “We believe continuing to work to drive commercial awareness and access through the Ascensia collaboration, along with advancing our technology pipeline, will drive future growth and create durable shareholder value.”

First Quarter 2023 Results:

Total revenue for the first quarter of 2023 was $4.1 million compared to $2.5 million for the first quarter of 2022. U.S. revenue was $2.1 million in the first quarter of 2023 compared to $0.8 million in the prior year period, and revenue outside the U.S. was $2.0 million in the first quarter of 2023 compared to $1.7 million in the prior year period.

First quarter 2023 gross profit of $0.4 million decreased from $0.5 million in gross profit for the first quarter of 2022.

First quarter 2023 sales and marketing and general and administrative expenses decreased by $0.2 million year-over-year, to $7.7 million. The decrease was primarily the result of a reduction in spend related to personnel costs, general administrative costs and selling and marketing consulting services.

First quarter 2023 research and development expenses increased by $4.6 million year-over-year, to $12.4 million. The increase was due to investments for next generation technologies including clinical studies activities, personnel related costs due to the expansion of our research and development workforce, consulting, contract fabrication and other R&D support services.

Net income was $1.3 million, or $0.00 per share, in the first quarter of 2023 compared to a net income of $86.7 million, or $0.19 per share, in the first quarter of 2022. The change in net income was the result of accounting for the exchange of the PHC notes, embedded derivatives and fair value adjustments.

Cash, cash equivalents, short and long-term investments were $136.6 million and outstanding indebtedness was $51.8 million as of March 31, 2023.

2023 Financial Outlook

Senseonics reiterates the expectation for full year 2023 global net revenue to be in the range of $20 million to $24 million.

Conference Call and Webcast Information

Company management will host a conference call at 4:30 pm (Eastern Time) today, May 9, 2023, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

888-317-6003 412-317-6061	http://www.senseonics.com and select the “Investor Relations” section
Live Teleconference Information: Dial in number: 888-317-6003 Entry Number: 7018265 International dial in: 412-317-6061	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. (“Senseonics”) is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems, Eversense®, Eversense® XL and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under “2023 Financial Outlook,” statements about the commercial launch of Eversense® E3, statements regarding increasing patient access and adoption, statements regarding advancing development programs, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the commercial launch of Eversense® E3 CGM system and commercial expansion of the Eversense product, uncertainties inherent in the expansion of commercialization responsibilities to Ascensia Diabetes Care’s U.S. salesforce and its commercial initiatives, uncertainties inherent in collaborating with a new partner in the Nurse Practitioner Group and that partner’s assumption of certain clinical and administrative activities, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration of new technology, uncertainties relating to the current economic environment, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2022 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change.

However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Philip Taylor

Gilmartin Group

415-937-5406

Investors@senseonics.com

Exhibit 99.1

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2023	2022
Revenue, net	$313	$292
Revenue, net - related parties	3,824	2,189
Total revenue	4,137	2,481
Cost of sales	3,723	1,954
Gross profit	414	527

Expenses:
Research and development expenses	12,405	7,804
Selling, general and administrative expenses	7,718	7,883
Operating loss	(19,709)	(15,160)
Other income (expense), net:
Interest income	1,108	93
Gain on fair value adjustment of option	—	21,701
Exchange related gain, net	18,776	—
Interest expense	(4,652)	(4,494)
Gain on change in fair value of derivatives	5,778	84,569
Impairment cost, net	—	30
Other income (expense)	23	(21)
Total other income (expense), net	21,033	101,878

Net Income	1,324	86,718
Other comprehensive income (loss)
Unrealized gain (loss) on marketable securities	458	(625)
Total other comprehensive gain (loss)	458	(625)
Total comprehensive income	$1,782	$86,093

Basic net income per common share	$0.00	$0.19
Basic weighted-average shares outstanding	497,473,222	455,942,886

Diluted net income (loss) per common share	$0.00	$(0.03)
Diluted weighted-average shares outstanding	540,532,813	605,198,839

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2023	2022
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$45,085	$35,793
Short term investments, net	83,359	108,222
Accounts receivable, net	451	127
Accounts receivable, net - related parties	2,953	2,324
Inventory, net	8,195	7,306
Prepaid expenses and other current assets	6,293	7,428
Total current assets	146,336	161,200

Deposits and other assets	2,998	3,108
Long term investments, net	8,157	12,253
Property and equipment, net	1,042	1,112
Total assets	$158,533	$177,673
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$646	$419
Accrued expenses and other current liabilities	12,808	14,616
Accrued expenses and other current liabilities, related parties	823	837
Note payable, current portion, net	—	15,579
Derivative liability, current portion	—	20
Total current liabilities	14,277	31,471

Long-term debt and notes payables, net	37,479	56,383
Derivative liabilities	2,081	52,050
Other liabilities	2,576	2,689
Total liabilities	56,413	142,593

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 12,000 shares and 12,000 shares issued and outstanding as of March 31, 2023 and December 31, 2022	37,656	37,656
Total temporary equity	37,656	37,656

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.001 par value per share; 900,000,000 shares authorized as of March 31, 2023 and December 31, 2022; 479,780,414 shares and 479,637,138 shares issued and outstanding as of March 31, 2023 and December 31, 2022	480	480
Additional paid-in capital	871,746	806,488
Accumulated other comprehensive loss	(220)	(678)
Accumulated deficit	(807,542)	(808,866)
Total stockholders’ equity (deficit)	64,464	(2,576)
Total liabilities and stockholders’ equity (deficit)	$158,533	$177,673